TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces Pricing of Public Offering of Common Stock

NEW YORK, July 16, 2019 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, today announced the pricing of an underwritten public offering of 9,000,000 shares of its common stock at a price to the public of $0.60 per share, for total gross proceeds of approximately $5.4 million, before deducting underwriting discounts, commissions and other offering expenses payable by the Company. The Company expects to use the net proceeds from this offering to help fund Phase 3 development for its lead product candidate, TNX-102 SL, to advance the development of a recently in-licensed product candidate, TNX-1300, and for working capital and other general corporate purposes.

The offering is expected to close on July 18, 2019, subject to the satisfaction of customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to 1,350,000 additional shares to cover overallotments, if any.

Aegis Capital Corp. is serving as the sole book runner for the offering.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on July 15, 2019. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus relating to the offering may be obtained by contacting Aegis Capital Corp., 810 Seventh Avenue, New York, New York 10019, or by calling (212) 813-1010. The final prospectus, when it is available, may also be obtained on the SEC’s Website at www.sec.gov.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing small molecules and biologics to treat psychiatric, pain and addiction conditions, and biological products to improve biodefense through potential medical counter-measures. Tonix’s lead program is for the development of Tonmya* (TNX-102 SL), which is in Phase 3 development as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for fibromyalgia and agitation in Alzheimer’s disease under separate Investigational New Drug applications (INDs) to support potential pivotal efficacy studies. The fibromyalgia program is in Phase 3 development and the agitation in Alzheimer’s program is Phase 2 ready. TNX-1300** (double-mutant cocaine esterase) is being developed under an IND and is in Phase 2 development for the treatment of cocaine intoxication. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but by a different mechanism from TNX-102 SL and designed for daytime dosing. TNX-601 is also in development for a potential indication - neurocognitive dysfunction associated with corticosteroid use. Data is expected in the second half of 2019 for a Phase 1 clinical formulation selection pharmacokinetic study of TNX-601 that is being conducted outside of the U.S. TNX-801 (live virus vaccine for percutaneous (scarification) administration) is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

*Tonmya has been conditionally accepted by the U.S. Food and Drug Administration (FDA) as the proposed trade name for TNX-102 SL for the treatment of PTSD. TNX-102 SL (cyclobenzaprine HCl sublingual tablets) is an investigational new drug and has not been approved for any indication

**TNX-1300 (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution) is an investigational new biologic and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2019, and periodic reports on Form 10-Q filed with the SEC on or after the date thereof. Tonix does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke Partners

peter.vozzo@westwicke.com

(443) 213-0505